Exhibit 99.1

News Release
CONTACT: Vic Svec (314) 342-7768

NOT FOR IMMEDIATE RELEASE
October 27, 2015

PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2015

•	Third quarter revenues of $1.42 billion lead to Adjusted EBITDA of $129.0 million

•	Diluted Loss Per Share from Continuing Operations totals $(8.08); Adjusted Diluted EPS totals $(8.13)

•	U.S. Mining segments deliver gross margins averaging 26%

•	Third quarter Australian results increase over prior year while costs decline 28%
to $48.11 per ton

•	Lowering 2015 U.S. volume guidance by 5 million tons; Reducing annual capital expenditures target to $140 to $150 million

ST. LOUIS, October 27 - Peabody Energy (NYSE: BTU) today reported third quarter 2015 revenues of $1.42 billion and Adjusted EBITDA of $129.0 million. After taking into effect the reverse split of common stock that occurred on Oct. 1, 2015, Diluted Loss Per Share from Continuing Operations totaled $(8.08) and Adjusted Diluted EPS totaled $(8.13).
“Peabody’s third quarter results reflect a solid operational performance across the portfolio that continues to limit the pricing impacts from unprecedented market conditions,” said Peabody Energy President and Chief Executive Officer Glenn Kellow. “Our mining platform is operating well, and we are balancing our dual financial objectives of optimizing liquidity in response to the prolonged industry downturn whilst keeping a strategic eye on deleveraging.”

RESULTS FROM CONTINUING OPERATIONS
Third quarter revenues totaled $1.42 billion compared with $1.72 billion in the prior year due to a 7 percent decline in volume and lower realized pricing. Third quarter Adjusted EBITDA of $129.0 million reflects approximately $200 million in lower operating and administrative costs that mitigated the impact of nearly $120 million in lower pricing and $123.7 million in hedging losses.
U.S. Mining Adjusted EBITDA declined $44.3 million to $238.0 million, primarily due to a volume reduction of 2.5 million tons largely driven by lower natural gas prices and a longwall move in Colorado. U.S. costs per ton declined 5 percent due to lower fuel expense, cost reduction initiatives and a higher mix of PRB volumes, partially offset by higher overburden ratios. Third quarter PRB margins improved 5 percent to $3.39 as a result of higher revenues per ton on shipment mix and lower fuel prices.
Australian Mining Adjusted EBITDA increased $24.6 million to $34.0 million in the third quarter, as nearly $150 million in cost improvements overcame approximately $110 million in lower pricing. Australian costs per ton improved 28 percent to $48.11, a record low for this platform, which includes the benefit of lower currency and fuel rates, productivity improvements, workforce reductions and operational changes implemented in the second quarter. Australian volumes totaled 9.3 million tons, including 4.0 million tons of metallurgical coal at an average realized price of $68.53 and 3.3 million tons of export thermal coal at $52.97 per ton, with the remaining 2.0 million tons delivered under domestic thermal contracts.
Trading and Brokerage Adjusted EBITDA totaled $29.4 million compared to $3.3 million in the prior year and reflects favorable trading activities primarily around the company’s New South Wales thermal coal positions settled in the third quarter and approximately $7 million in litigation settlement benefit.
Peabody’s third quarter income tax provision improved $72.5 million to $6.9 million primarily due to the repeal of the Australian Minerals Resource Rent Tax in 2014. Loss from Continuing Operations totaled $(144.4) million compared to $(154.0) million in the prior year. Diluted Loss from Continuing Operations totaled $(8.08) per share and Adjusted Diluted EPS totaled $(8.13). Loss from Discontinued Operations totaled $157.5 million, primarily as a result of a $155.1 million charge related to Patriot Coal black lung and Combined Benefit Fund Coal Act liabilities, with expected cash payments to occur over a number of years.
Third quarter operating cash flow of $(34.2) million includes $88.6 million related to interest payments, while capital spending totaled $26.0 million. Liquidity totaled $1.81 billion at the end of September, which included $334.3 million in cash and $1.42 billion available under the company’s fully committed credit facility. Liquidity declined $246.8 million during the quarter primarily due to providing approximately $195 million in letter-of-credit support for existing surety bonds and bank guarantees, as well as completing $89.3 million in PRB reserve installments. Peabody has $187.6 million in PRB reserve installments and $135.7 million in interest payments remaining in the fourth quarter. The company is actively monitoring liquidity and any additional collateral required to support surety bonds, bank guarantees and other obligations.
Regarding the company’s $1.47 billion in self-bonding obligations as of Sept. 30, Peabody continues to qualify for self-bonding in all relevant states, has no collateral related to these obligations and recently received approval to continue self-bonding in New Mexico.

GLOBAL COAL MARKETS
The broader commodity sector declined in the third quarter on concerns over slowing global growth and economic weakness in China. This resulted in a reduction in global coal demand that more than offset recent supply reductions and pressured seaborne coal prices.
Seaborne metallurgical coal markets have been impacted by a 5 percent decline in domestic Chinese steel consumption through September as a result of a slowing economy and excess supply in the property sector. Chinese steel exports increased 27 percent to 83 million tons through September, and has reduced metallurgical coal demand in other regions. As a result, the fourth quarter metallurgical coal benchmark for premium hard coking coal declined 4 percent to $89 per tonne, and the benchmark for low-vol PCI eased from $73 to $71 per tonne, both the lowest levels since 2004.
In seaborne thermal markets, India has surpassed China as the largest thermal coal importer. India’s 18 million tonne year-to-date increase in thermal coal imports has not been enough to offset China’s 59 million tonne decline through September. Chinese imports declined primarily from reduced coal generation demand, an increase in hydroelectric generation and protectionist policies that support domestic coal producers.
Industry reports estimate that over 80 percent of seaborne metallurgical coal supply is not covering cash costs at current pricing, and Peabody projects 2015 seaborne metallurgical coal supply to decline 15 million tonnes to 295 million tonnes. U.S. metallurgical coal exports fell 17 percent through September and are expected to decline 10 to 15 million tons in 2015. Australian metallurgical exports have modestly increased compared with 2014 levels and benefit from lower currency, while domestic Chinese coal production is down 5 percent. Cutbacks have accelerated in the seaborne thermal market, particularly in the U.S. and Indonesia, where exports are down 39 percent and 8 percent, respectively.
Peabody expects additional coal production curtailments in response to current prices. In addition, limited capital spending is anticipated to act as a future supply constraint. Industry reports indicate a 70 percent decline in capital investment from the top coal producers from recent highs in 2012. The company anticipates that coal prices will need to rise well above current levels to incentivize new investment to maintain adequate supply to meet seaborne demand over time.
Within U.S. coal markets, Peabody now projects utility coal demand to decline approximately 100 million tons in 2015, primarily due to lower natural gas prices, with coal’s share of U.S. electricity generation expected to be 35 percent. U.S. coal shipments are projected to decline 90 million tons this year, and additional production cutbacks are expected. The largest share of production decreases is occurring in coal regions outside of the PRB, where demand pressures are the greatest. The reduction in demand has currently outpaced the supply response, resulting in rising stockpiles totaling approximately 75 days of supply in the PRB and approximately 90 days in the Illinois Basin.

Peabody expects 2016 utility coal consumption to be below 2015 levels based on current natural gas prices and expected plant closures; these factors more than offset higher capacity utilization within the remaining U.S. coal fleet. Over the next few years, the company projects rising coal demand over 2015 levels as natural gas prices increase on growing LNG exports, onshore demand and pipeline exports to Mexico. The PRB remains most competitive with natural gas and is expected to represent a greater share of the U.S. coal generation profile in coming years due to its delivered cost advantages and emissions benefits.

PEABODY OPERATIONS WELL POSITIONED; ADVANCING FOUR AREAS OF EMPHASIS
“Peabody benefits from an unmatched global asset base, strong underlying operational performance and our mines are strategically positioned to access the best markets,” said Kellow. “The company continues to navigate the current environment with a fresh perspective and an intense focus on the operational, organizational, portfolio and financial areas of our business.”

•
Operational: Peabody is benefitting from recent cost reduction initiatives while transforming operations to respond to market conditions. These initiatives have allowed the company to reduce its annual Australian metallurgical coal production while lowering unit costs by modifying production plans and increasing productivity. The company’s operational results reflect consistent performance with four out of five operating segments reporting average gross margins of 26 percent in the third quarter.

•
Organizational: The company has successfully completed a series of actions aimed at creating a leaner organizational structure at the administrative level, including salaried workforce reductions, streamlined reporting, activity consolidation and shared service development. As a result of these initiatives, third quarter SG&A declined 29 percent year-over-year and reached the lowest level in nearly a decade.

•
Portfolio: Peabody has a substantial asset base that provides option value to hold for development, transfer into joint venture opportunities or monetize. The company evaluates potential asset sales through several criteria including strategic fit, value consideration, potential growth and cash requirements. Peabody is currently advancing multiple asset sale processes, which includes non-core assets and certain operating mines.

•
Financial: The company continues to focus on optimizing liquidity in light of ongoing business requirements and potential collateral obligations while pursuing deleveraging. Peabody’s potential avenues for deleveraging include asset sales, continued focus on cash outlays from cost or capital management, rising cash flow from any eventual market improvements, and potential debt buybacks or exchanges. In addition, Peabody recently implemented a reverse stock split of the company’s common stock following approval by approximately 90 percent of voted shares.

OUTLOOK
Peabody’s 2015 U.S. production is fully priced with 2016 U.S. production approximately 15 percent unpriced based on assumed 2016 production levels, which are expected to be modestly below revised 2015 targets. Peabody now has 113 million tons of PRB priced at an average of $13.67 for 2016 delivery.
After working with customers to defer shipments into 2016, the company reduced 2015 U.S. sales volumes by 5 million tons. 2015 Australian costs per ton are now targeted to be nearly 25 percent below 2014 levels as a result of lower currency, fuel rates, productivity improvements and operational changes. Peabody also expects 2015 capital spending and Selling and Administrative Expense to be approximately 25 percent lower than 2014 levels.
Compared with the third quarter, fourth quarter Adjusted EBITDA is expected to reflect reduced Trading and Brokerage results and lower seaborne metallurgical and thermal coal pricing.

	New	Prior Guidance
	2015 Guidance	(where changed)
Sales Volumes (in million tons) U.S. Australia Trading & Brokerage Total	175 - 185 35 - 36 12 - 16 222 - 237	180 - 190 34 - 36 11 - 19 225 - 245
U.S. Operations Revenue Per Ton (vs 2014) Costs Per Ton (vs 2014)	$19.80 - $20.25 $14.50 - $14.85	$19.95 - $20.40 $14.65 - $15.00
Australia Operations Metallurgical Coal Sales Export Thermal Coal Sales Domestic Thermal Coal Sales Costs Per Ton	~15 million tons 12 - 13 million tons 8 million tons $50 - $52	14 - 15 million tons $53 - $56
Selling & Administrative Expenses	$170 - $175 million	$170 - $180 million
Depreciation, Depletion and Amortization	$570 - $600 million	$580 - $620 million
Capital Expenditures	$140 - $150 million	$160 - $170 million
Notes: Peabody classifies its Australian mines with the Australian Metallurgical or Thermal Mining segments based on the primary customer base and reserve type. A small portion of the coal mined by the Australian Metallurgical Mining segment is of a thermal grade and vice versa. Also, Peabody may market some of its metallurgical coal products as a thermal product from time to time depending on market conditions.

The company will complete its remaining PRB reserve installments of approximately $250 million in 2016 and is scheduled to make its final health benefit trust payments of $75 million in 2016 and $70 million in 2017. Peabody’s existing currency hedges expire by the end of 2017, as the company has not placed any currency hedges in over a year. Based on an estimated A$2.2 billion requirement in 2015, the company is 46 percent hedged in 2016 and 24 percent hedged in 2017. Based on an estimated 150 million gallons of diesel fuel usage in 2015, the company’s fuel position is 67 percent hedged in 2016 and 47 percent hedged in 2017.
Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions.  The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. For further information, visit PeabodyEnergy.com and AdvancedEnergyForLife.com.

-End-

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. The company uses words such as “anticipate,” “believe,” “expect,” “may,” “forecast,” “project,” “should,” “estimate,” “plan,” “outlook,” “target,” “likely,” “will,” “to be” or other similar words to identify forward-looking statements. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Oct. 27, 2015. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: supply and demand for the company’s coal products; price volatility and customer procurement practices, particularly in international seaborne products and in the company’s trading and brokerage businesses; impact of alternative energy sources, including natural gas and renewables; global steel demand and the downstream impact on metallurgical coal prices; impact of weather and natural disasters on demand, production and transportation; reductions and/or deferrals of purchases by major customers and the company’s ability to renew sales contracts; credit and performance risks associated with customers, suppliers, contract miners, co-shippers, and trading, banks and other financial counterparties; geologic, equipment, permitting, site access, operational risks and new technologies related to mining; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; impact of take-or-pay agreements for rail and port commitments for the delivery of coal; successful implementation of business strategies, including, without limitation, the actions we are implementing to improve our organization and respond to current market conditions; negotiation of labor contracts, employee relations and workforce availability; changes in postretirement benefit and pension obligations and their related funding requirements; replacement and development of coal reserves; adequate liquidity and the cost, availability and access to capital and financial markets; ability to appropriately secure the company’s obligations for reclamation, federal and state workers’ compensation, federal coal leases and other obligations related to our operations, including our ability to remain eligible for self-bonding and/or successfully access the commercial surety market; impacts of the degree to which we are leveraged and our ability to comply with financial and other restrictive covenants in our credit agreement; effects of changes in interest rates and currency exchange rates (primarily the Australian dollar); effects of acquisitions or divestitures; economic strength and political stability of countries in which the company has operations or serves customers; legislation, regulations and court decisions or other government actions, including, but not limited to, new environmental and mine safety requirements, changes in income tax regulations, sales-related royalties, or other regulatory taxes and changes in derivative laws and regulations; any additional liabilities or obligations that we may have as a result of the Patriot Coal bankruptcy, including, without limitation, as a result of litigation filed by third parties in relation to that bankruptcy; litigation, including claims not yet asserted; terrorist attacks or security threats, including cybersecurity threats; impacts of pandemic illnesses; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).

Included in the company’s release of financial information accounted for in accordance with generally accepted accounting principles (GAAP) are certain non-GAAP financial measures, as defined by SEC regulations.  The company has defined below the non-GAAP financial measures that are used and has included in the tables following this release reconciliations of these measures to the most directly comparable GAAP measures.

Adjusted EBITDA is defined as (loss) income from continuing operations before deducting net interest expense; income taxes; asset retirement obligation expenses; depreciation, depletion, and amortization; asset impairment and mine closure costs; charges for the settlement of claims and litigation related to previously divested operations; and changes in deferred tax asset valuation allowance and amortization of basis difference related to equity affiliates.  Adjusted EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income or cash flow as determined in accordance with United States GAAP.  Management uses Adjusted EBITDA as the primary metric to measure segment operating performance and also believes it is useful to investors in comparing the company’s current results with those of prior and future periods and in evaluating the company’s operating performance without regard to its capital structure or the cost basis of its assets.

Adjusted (Loss) Income from Continuing Operations and Adjusted Diluted EPS are defined as (loss) income from continuing operations and diluted earnings per share from continuing operations, respectively, excluding the impacts of asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations, net of tax, and the remeasurement of foreign income tax accounts on the company’s income tax provision. The company calculates income tax benefits related to asset impairment and mine closure costs and charges for the settlement of claims and litigation related to previously divested operations based on the enacted tax rate in the jurisdiction in which they have been or will be realized, adjusted for the estimated recoverability of those benefits.  Management has included these measures because, in the opinion of management, excluding those foregoing items is useful in comparing the company’s current results with those of prior and future periods.  Management also believes that excluding the impact of the remeasurement of foreign income tax accounts represents a meaningful indicator of the company's ongoing effective tax rate.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2015 and 2014

(In Millions, Except Per Share Data)
	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2015	2014	2015	2014

Tons Sold	58.4	62.5	170.9	185.5

Revenues	$1,418.9	$1,722.9	$4,296.1	$5,107.7
Operating Costs and Expenses (1)	1,254.0	1,453.3	3,774.4	4,315.7
Depreciation, Depletion and Amortization	136.0	163.6	430.6	483.9
Asset Retirement Obligation Expenses	12.3	15.0	40.4	46.5
Selling and Administrative Expenses	37.8	52.9	128.8	171.6
Restructuring Charges	1.8	—	23.0	—
Other Operating (Income) Loss:
Net Gain on Disposal of Assets	(7.9)	(13.9)	(20.2)	(25.9)
Asset Impairment	—	—	900.8	—
Loss from Equity Affiliates:
Results of Operations	4.2	14.3	8.5	40.0
Change in Deferred Tax Asset Valuation Allowance	0.4	—	(0.4)	—
Amortization of Basis Difference	0.7	1.5	4.2	4.0
Loss from Equity Affiliates	5.3	15.8	12.3	44.0
Operating (Loss) Profit	(20.4)	36.2	(994.0)	71.9
Interest Income	(1.4)	(3.7)	(6.6)	(11.7)
Interest Expense:
Interest Expense	119.1	103.9	343.6	310.3
Interest Adjustments Related to Litigation	(0.6)	10.6	0.4	11.1
Loss on Debt Extinguishment	—	—	67.8	1.6
Interest Expense	118.5	114.5	411.8	323.0
Loss from Continuing Operations Before Income Taxes	(137.5)	(74.6)	(1,399.2)	(239.4)
Income Tax Provision (Benefit):
Provision (Benefit)	7.7	80.6	(14.8)	34.8
Tax Benefit Related to Asset Impairment	—	—	(67.4)	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.8)	(1.2)	(1.0)	(3.9)
Income Tax Provision (Benefit)	6.9	79.4	(83.2)	30.9
Loss from Continuing Operations, Net of Income Taxes	(144.4)	(154.0)	(1,316.0)	(270.3)
(Loss) Income from Discontinued Operations, Net of Income Taxes	(157.5)	5.0	(202.7)	6.0
Net Loss	(301.9)	(149.0)	(1,518.7)	(264.3)
Less: Net Income Attributable to Noncontrolling Interests	2.8	1.6	7.9	8.1
Net Loss Attributable to Common Stockholders	$(304.7)	$(150.6)	$(1,526.6)	$(272.4)

Adjusted EBITDA	$129.0	$216.3	$381.6	$606.3

Diluted EPS - Loss from Continuing Operations (2)(3)	$(8.08)	$(8.72)	$(73.05)	$(15.62)

Diluted EPS - Net Loss Attributable to Common Stockholders (2)	$(16.73)	$(8.44)	$(84.23)	$(15.29)

Adjusted Diluted EPS (2)	$(8.13)	$(8.78)	$(27.12)	$(15.84)

(1)	Excludes items shown separately.
(2)
Weighted average diluted shares outstanding were 18.2 million and 17.9 million for the quarters ended September 30, 2015 and 2014, respectively, and 18.1 million and 17.9 million for the nine months ended September 30, 2015 and 2014, respectively, as retroactively restated to reflect the company's 1-for-15 reverse stock split that became effective on Oct. 1, 2015.

(3)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2015 and 2014

	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2015	2014	2015	2014
Revenue Summary (In Millions)
U.S. Mining Operations	$901.7	$1,024.0	$2,689.0	$3,040.2
Australian Mining Operations	485.7	676.3	1,539.8	1,995.5
Trading and Brokerage Operations	24.5	15.0	42.7	46.3
Other	7.0	7.6	24.6	25.7
Total	$1,418.9	$1,722.9	$4,296.1	$5,107.7

Tons Sold (In Millions)
Powder River Basin Mining Operations	35.5	35.5	103.1	105.3
Midwestern U.S. Mining Operations	5.5	6.5	16.6	18.9
Western U.S. Mining Operations	4.7	6.2	13.7	18.0
Australian Metallurgical Mining Operations	4.0	4.5	11.7	12.4
Australian Thermal Mining Operations	5.3	5.5	15.0	15.5
Trading and Brokerage Operations	3.4	4.3	10.8	15.4
Total	58.4	62.5	170.9	185.5

Revenues per Ton - Mining Operations
Powder River Basin (1)	$13.42	$13.30	$13.53	$13.65
Midwestern U.S.	45.79	47.88	46.34	48.63
Western U.S.	37.67	38.55	38.33	37.91
Total - U.S. (1)	19.79	21.24	20.16	21.37
Australian Metallurgical	68.53	88.83	78.59	96.09
Australian Thermal	38.77	50.03	41.10	51.88
Total - Australia	51.74	67.38	57.60	71.47

Operating Costs per Ton - Mining Operations (2)
Powder River Basin (1)	$10.03	$10.07	$10.09	$10.02
Midwestern U.S.	32.51	34.56	33.15	36.14
Western U.S.	27.98	25.53	27.59	26.24
Total - U.S. (1)	14.57	15.38	14.75	15.54
Australian Metallurgical	72.25	100.11	78.77	109.73
Australian Thermal	29.47	39.22	30.82	38.73
Total - Australia	48.11	66.45	51.92	70.19

Gross Margin per Ton - Mining Operations (2)
Powder River Basin (1)	$3.39	$3.23	$3.44	$3.63
Midwestern U.S.	13.28	13.32	13.19	12.49
Western U.S.	9.69	13.02	10.74	11.67
Total - U.S. (1)	5.22	5.86	5.41	5.83
Australian Metallurgical	(3.72)	(11.28)	(0.18)	(13.64)
Australian Thermal	9.30	10.81	10.28	13.15
Total - Australia	3.63	0.93	5.68	1.28

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - U.S. Mining	$238.0	$282.3	$721.0	$828.5
Adjusted EBITDA - Australian Mining	34.0	9.4	151.7	35.7
Adjusted EBITDA - Trading and Brokerage	29.4	3.3	30.4	7.7
Adjusted EBITDA - Resource Management (3)	6.2	3.5	17.3	14.7
Corporate Hedging Results	(116.9)	6.8	(326.6)	(7.2)
Selling and Administrative Expenses	(37.8)	(52.9)	(128.8)	(171.6)
Restructuring Charges	(1.8)	—	(23.0)	—
Other Operating Costs, Net (4)	(22.1)	(36.1)	(60.4)	(101.5)
Adjusted EBITDA	129.0	216.3	381.6	606.3
Operating Cash Flows	(34.2)	169.8	(90.6)	250.1
Acquisitions of Property, Plant and Equipment	26.0	42.8	76.9	107.5
Coal Reserve Lease Expenditures	89.3	89.4	89.8	89.4

(1)
The finalization of pricing under a customer sales agreement resulted in additional Powder River Basin revenues per ton, operating costs per ton, and gross margin per ton of $0.32, $0.06, and $0.26, respectively for the nine months ended Sept. 30, 2014. The impact on Total - U.S. revenues per ton, operating costs per ton, and gross margin per ton was $0.24, $0.05, and $0.19, respectively, for the nine months ended Sept. 30, 2014.

(2)
Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expenses; selling and administrative expenses; restructuring charges; asset impairment; and certain other costs related to post-mining activities.

(3)	Includes certain asset sales, property management costs and revenues, and coal royalty expense.
(4)
Includes loss from equity affiliates (before the impact of related changes in deferred tax asset valuation allowance and amortization of basis difference), costs associated with post-mining activities, and minimum charges on certain transportation-related contracts.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Sept. 30, 2015 and Dec. 31, 2014

(Dollars In Millions)
	(Unaudited)
	Sept. 30, 2015	Dec. 31, 2014
Cash and Cash Equivalents	$334.3	$298.0
Accounts Receivable, Net	370.0	563.1
Inventories	348.1	406.5
Deferred Income Taxes	76.5	80.0
Other Current Assets	424.7	363.4
Total Current Assets	1,553.6	1,711.0
Property, Plant, Equipment and Mine Development, Net	9,475.4	10,577.3
Deferred Income Taxes	1.0	0.7
Investments and Other Assets	633.4	902.1
Total Assets	$11,663.4	$13,191.1

Current Portion of Long-Term Debt	$19.5	$21.2
Accounts Payable and Accrued Expenses	1,468.6	1,809.2
Other Current Liabilities	28.1	32.7
Total Current Liabilities	1,516.2	1,863.1
Long-Term Debt, Less Current Portion	6,282.4	5,965.6
Deferred Income Taxes	101.1	89.1
Other Noncurrent Liabilities	2,453.3	2,546.8
Total Liabilities	10,353.0	10,464.6
Stockholders' Equity	1,310.4	2,726.5
Total Liabilities and Stockholders' Equity	$11,663.4	$13,191.1

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters and Nine Months Ended Sept. 30, 2015 and 2014

(Dollars In Millions, Except Per Share Data)	Quarter Ended		Nine Months Ended
	Sept.	Sept.	Sept.	Sept.
	2015	2014	2015	2014

Adjusted EBITDA	$129.0	$216.3	$381.6	$606.3
Depreciation, Depletion and Amortization	136.0	163.6	430.6	483.9
Asset Retirement Obligation Expenses	12.3	15.0	40.4	46.5
Change in Deferred Tax Asset Valuation Allowance Related to Equity Affiliates	0.4	—	(0.4)	—
Amortization of Basis Difference Related to Equity Affiliates	0.7	1.5	4.2	4.0
Interest Income	(1.4)	(3.7)	(6.6)	(11.7)
Interest Expense	118.5	114.5	411.8	323.0
Income Tax Provision (Benefit), Excluding Tax Items Shown Separately Below	7.7	80.6	(14.8)	34.8
Adjusted Loss from Continuing Operations (1)	(145.2)	(155.2)	(483.6)	(274.2)
Asset Impairment	—	—	900.8	—
Tax Benefit Related to Asset Impairment	—	—	(67.4)	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.8)	(1.2)	(1.0)	(3.9)

Loss from Continuing Operations, Net of Income Taxes	$(144.4)	$(154.0)	$(1,316.0)	$(270.3)

Net Income Attributable to Noncontrolling Interests	$2.8	$1.6	$7.9	$8.1

Diluted EPS - Loss from Continuing Operations (2)	$(8.08)	$(8.72)	$(73.05)	$(15.62)
Asset Impairment, Net of Income Taxes	—	—	45.98	—
Remeasurement Benefit Related to Foreign Income Tax Accounts	(0.05)	(0.06)	(0.05)	(0.22)
Adjusted Diluted EPS	$(8.13)	$(8.78)	$(27.12)	$(15.84)

(1)	In order to arrive at the numerator used to calculate Adjusted Diluted EPS, it is necessary to deduct net income attributable to noncontrolling interests from this amount.
(2)	Reflects loss from continuing operations, net of income taxes, less net income attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Hedging Data
As of September 30, 2015

Australian Dollar Hedging	2015	2016	2017
Percent Hedged - from 9/30/15	55%	46%	24%
Hedge Rate	$0.97	$0.92	$0.88
All-in Rate - Full Year	$0.89	$0.80	$0.73

Fuel Hedging	2015	2016	2017
Percent Hedged - from 9/30/15	91%	67%	47%
Hedge Price (per barrel equivalent)	$84	$88	$82
All-in Price (per barrel equivalent) - Full Year	$81	$72	$65

Cost Sensitivity
Unhedged AUD position sensitivity to $0.05 move	$13	$60	$84
Unhedged Fuel position sensitivity to $10 bbl move	$1	$14	$22

Notes: 2015 hedge percentages and hedge rate/price are for October through December 2015; 2015 all-in rate/price incorporates the full year for year-on-year comparisons. Estimated cumulative savings and cost sensitivities based on 2015 estimated requirements of ~$2.2 billion AUD and ~150 million gallons of diesel fuel usage.